Novatel Wireless Reports Second Quarter 2015 Financial Results
Revenue Increases 47% from Second Quarter of 2014
IoT Revenue More than Doubles on Both Sequential and Year-over-Year Basis
Gross Margins Rise on Both Sequential and Year-over-Year Basis

SAN DIEGO-August 6, 2015 -- Novatel Wireless (NASDAQ: MIFI), a leading provider of solutions for the Internet of Things (IoT) and inventors of MiFi® technology, announced financial results for the second quarter ended June 30, 2015.
"We dramatically transitioned our IoT business in the second quarter, more than doubling our revenue from IoT products in the quarter, while simultaneously integrating the recently-acquired FW and reaching an agreement to acquire DigiCore. Including all of these activities plus organic growth, we expect to exit the year with IoT revenues at a $200 million annualized run-rate, which is 5 times greater than our IoT revenue run-rate from the first quarter," said Alex Mashinsky, CEO of Novatel Wireless. "Our mobile computing revenues in the second quarter grew more than 27% over last year, and this increase fell short of our expectations and therefore hindered our overall profitability in the second quarter. We have already taken measures to remove $10 million from our annualized expense structure in order to align our costs with this new level of mobile computing revenues as we drive profitability and continue our emergence as an IoT leader. By the fourth quarter, with the addition of DigiCore and the continued strength of FW, we expect revenues from our IoT business to exceed our MiFi business, with Novatel Wireless having transformed into a true IoT company.”
Second Quarter 2015 Financial Highlights
The Company announced the following GAAP financial results for the second quarter of 2015:

•
Revenue increased by 47.1% to $54.8 million in the second quarter of 2015, compared to $37.3 million in the second quarter of 2014. Revenue from machine-to-machine (“M2M”) products was $19.8 million in the second quarter of 2015, increasing by 102.8% from $9.8 million in the second quarter of 2014, due to the Company's acquisition of Feeney Wireless (“FW”) and its portfolio of IoT products and services. Revenue from mobile computing products was $35.0 million in the second quarter of 2015, increasing by 27.3% from $27.5 million in the second quarter of 2014, primarily driven by ongoing sales of the Company's MiFi 6620L offering.

•
Net loss per share was ($0.17) in the second quarter of 2015, with a net loss of ($9.2 million), compared to net loss per share of ($0.51), with a net loss of ($17.4 million), in the second quarter of 2014. The net loss for the second quarter of 2015 included $1.9 million of charges related to estimated contingent earn-out payments related to the acquisition of FW and adjustments to the inventory valuation for FW based on the fair value of finished goods, and $1.4 million of professional fees and transactional expenses related to the acquisition of FW and the expected acquisition of DigiCore Holdings Ltd. (“DigiCore”).

•
As of June 30, 2015, the Company had cash and cash equivalents of $17.9 million, up from $9.4 million as of March 31, 2015. This increase was primarily due to the proceeds from the Company’s convertible debt offering which closed at the beginning of June.

The Company also announced the following non-GAAP financial results for the second quarter of 2015. A reconciliation of GAAP to non-GAAP measures is included in the tables accompanying this news release:

•
Non-GAAP gross profit increased by 291.0% to $16.0 million in the second quarter of 2015, from $4.1 million in the second quarter of 2014, driven by a combination of increased revenue as well as increased gross margins across all product sets. Non-GAAP gross margin improved to 29.1% in the second quarter of 2015, compared to 11.0% in the second quarter of 2014, as the Company continues its transition toward an improved mix of higher margin products, with M2M revenue now comprising approximately 36% of the Company’s total revenue. Non-GAAP gross margin on M2M products increased to 30.6% in the second quarter of 2015, compared to 8.2% in the second quarter of 2014 and non-GAAP gross margin on mobile computing products increased to 28.2% in the second quarter of 2015, compared to 11.9% in the second quarter of 2014.

•
Non-GAAP operating expenses increased by 26.7% to $19.3 million in the second quarter of 2015, compared to $15.2 million in the second quarter of 2014. With the Company’s acquisition of FW closing on March 27, 2015, the second quarter of 2015 was the first full quarter that FW’s operating structure and costs were included within the Company’s operating expenses. In the third quarter of 2015, the Company has initiated cost containment activities intended to reduce the Company’s annualized operating costs and expenses by $10 million, as described in more detail below.

•
Adjusted EBITDA improved by 76.0% to ($2.3 million) in the second quarter of 2015, compared to ($9.5 million) in the second quarter of 2014. This improvement was driven by a combination of increased revenue and higher gross margins from a better product mix. Adjusted EBITDA in the two periods excludes restructuring charges, accruals related to an all-employee retention bonus plan adopted in 2014 as part of the Company’s turnaround efforts, share-based compensation expense, interest, taxes, depreciation, amortization, charges related to estimated contingent earn-out payments related to the acquisition of FW and adjustments to the inventory valuation for FW based on the fair value of finished goods, and professional fees and transactional expenses related to the acquisition of FW and the expected acquisition of DigiCore.

•
Non-GAAP net loss for the second quarter of 2015 improved by 61.3% to ($4.3 million), or ($0.08) per share, compared to a net loss of ($11.2 million), or ($0.33) per share, in the second quarter of 2014. Non-GAAP net loss improved during the second quarter of 2015 due to the Company’s revenue growth and increased gross margins. Non-GAAP net loss excludes the same items as adjusted EBITDA, except it includes interest, taxes, depreciation and amortization (unrelated to acquisitions).

Restructuring Actions to Reduce Operating Costs and Improve Profitability

The Company is currently implementing restructuring actions intended to reduce overall operating costs and position the Company to drive long-term, profitable growth. The restructuring actions are precipitated by the Company’s desire to better align operating costs with the Company’s revenue streams from mobile computing products while driving anticipated revenue growth and gross margin expansion from IoT products. The restructuring plan is part of an overall strategy to deliver greater value to shareholders by strengthening the Company's performance as an IoT leader.

The restructuring activities are expected to yield approximately $10 million of annual cost savings, and include reducing the Company’s headcount by 34 or approximately 9% of the total workforce. In addition, the restructuring plan includes the elimination of approximately 21 outsourced or contractor positions, and will be complemented by additional strategies to reduce costs. The Company expects to record a charge of approximately $0.6 million in the third quarter of 2015 as a result of implementing this plan, and expects to achieve the $10 million run-rate of cost reductions for the full fourth quarter of 2015.

“We are confident in the technology, operating capabilities, customer relationships and employee dedication within Novatel Wireless,” said Alex Mashinsky, CEO. “We are taking decisive action to deliver the level of operational and financial performance that we are capable of achieving from our MiFi products, without jeopardizing the Company’s core technology or our plans to drive future IoT revenue growth through FW and DigiCore.”
Recent Highlights
The Company’s business and organizational highlights since the beginning of the second quarter include:

•
The Company signed a definitive agreement to acquire 100% of the outstanding shares of DigiCore, a leading provider of advanced machine-to-machine (M2M) communication and telematics solutions, for 4.40 South African Rand per share, for an aggregate purchase price of approximately USD $87 million based on then-current exchange rates. The combination is intended to create a global full-stack telematics leader and will unify the Company’s best-in-class hardware with Ctrack™, a best-in-class global telematics SaaS offering for the fleet management, user-based insurance, and asset tracking and monitoring markets. When combined with the professional services offered by FW, the Company expects to deliver the market's first full-stack solution for the global transportation industry. The acquisition will add 325,000 Ctrack™ subscribers to the Company’s growing SaaS base and will significantly increase the Company’s global footprint, with DigiCore having presence in 55 countries spanning six continents. DigiCore is expected to contribute substantial revenue and EBITDA to the Company immediately upon the anticipated closing in the fourth quarter of 2015.

•
FW Introduced Crossroads™ an IoT Application Framework that will enhance the management of wireless data from multiple IoT vendors. Crossroads is an adaptable, secure, end-to-end IoT application framework designed to monitor, analyze and report the intersection of machine data and human action in the Internet of Things. Introduced earlier this year by FW as part of its ProPremium Support offering, Crossroads already has been adopted by over 400 customers across private transport, utility, and federal government sectors.

•
On July 16, the Company launched the new MiFi® U620L 4G LTE Global USB for Verizon Wireless (NASDAQ:VZ) based on the proven MiFi 6600 family of award-winning mobile hotspots. The U620L is designed to support the most demanding IoT bandwidth requirements as well as offer basic 4G LTE connectivity in a versatile, secure USB stick providing "future proof" connectivity for all applications and use cases. A true plug and play device for most IoT and enterprise applications, the MiFi U620L does not require drivers like other USB modems making it ideal for use in the connected world of vending machines, point-of-sale kiosks, digital signage, industrial automation and other IoT applications all on a single compact device. Unlike many other USB modems, the U620L has full remote-management capabilities with support for Verizon's Remote Device Configuration tool including advanced AT commands designed for IoT applications, IP Passthrough, over-the-air configuration, diagnostics and firmware updates.

•
The Company announced the launch of its latest MiFi® brand mobile hotspot, the MiFi 6630, with Bell Mobility on May 19 on Canada's largest 4G LTE network, and with SaskTel on July 15 for its Saskatchewan, Canada, based 4G LTE network. The new MiFi 6630, based on the award-winning U.S. MiFi 6600 series family, is a powerful global mobile hotspot, designed for customers looking for super-fast wireless broadband connectivity. Capable of speeds up to 150 Mbps, with average speeds between 10 and 40 Mbps, the MiFi 6630 offers simultaneous connectivity for up to 15 devices, is capable of up to 20 hours of use on a single charge, and uniquely doubles as a charger for devices such as smartphones and tablets without compromising performance.

•
Monitronics, iControl Networks and Tri-ed, an Anixter company, selected the MiFi Secure SA 1100 for product integrations, with the SA 1100 receiving AT&T (NYSE:T) network approval on June 23. The SA 1100 is a dual path communicator board for independent security dealers to easily install in home security panels, and it represents the Company’s first offering in a new platform designed specifically for the growing control and automation market. The solution empowers home security alarm providers to expedite the current 3G cellular upgrade requirement for pre-installed security devices on the AT&T network in addition to offering home automation services by simplifying communication of smart home appliances through a one touch point via Wi-Fi and Z-Wave® protocols.

•
The Company announced several new technology and product relationships for its MiFi® Drive model MT 3060 telematics solutions, including (1) surveillance specialist QVIS Monitoring LTD for a hardware, SaaS, airtime, and managed services bundle in the United Kingdom, (2) Next Seguros, a subsidiary of GRUPO NEXT, for their usage based insurance offering in Spain, and (3) In-Car Cleverness, to provide commercial and consumer telematics solutions in the United Kingdom, Europe, the Middle East, and Africa (EMEA).

•
On June 10, the Company completed a private offering of $120 million aggregate principal amount of 5.50% senior unsecured convertible notes. The net proceeds from the offering, after deducting the placement agent's fees and offering expenses, were approximately $116 million, with the Company using the net proceeds to finance its announced acquisition of DigiCore as well as for other general corporate purposes. The convertible notes pay interest semi-annually at a rate of 5.50% per year and mature on June 15, 2020, unless earlier redeemed, repurchased or converted in accordance with their terms. The convertible notes have an initial conversion rate, subject to adjustment, of 200 shares of the Company's common stock per $1,000 principal amount of the convertible notes, which corresponds to an initial conversion price of $5.00 per share of the Company's common stock.

•
The Company strengthened its leadership team in the second quarter with the additions of veteran wireless executive, John Carney, as Executive Vice President, Sales and Marketing, and legal executive, Lance Bridges, as Senior Vice President and General Counsel. Mr. Carney arrived with a wealth of experience within the wireless industry, having held executive positions at Google, Inc., Sprint Nextel, and T-Mobile, and now leads the Company's worldwide sales and marketing operations. Mr. Bridges brings over 25 years of experience in general business and corporate law matters, with a particular emphasis on acquisitions and financing transactions, and now oversees the Company’s global legal functions.

Third Quarter Business Outlook
The following statements are forward-looking and actual results may differ materially. Please see the section titled, "Cautionary Note Regarding Forward-Looking Statements" at the end of this news release. A more detailed description of risks related to our business is included in the reports filed by the Company with the Securities and Exchange Commission.
Our guidance for the third quarter of 2015 reflects current business indicators and expectations as of the date of this release. All figures are approximations based on management's beliefs and assumptions as of the date of this release.

Third Quarter 2015 Outlook
Revenue	$52 - $60 million
Non-GAAP Gross Margin	27.5% - 28.5%
Non-GAAP Operating Expenses	$17 - $18 million
Adjusted EBITDA	($1.6 million) - $0.1 million
Non-GAAP Net Loss Per Share	$(0.08) - $(0.05)
Weighted Average Shares Outstanding	55 million - 56 million
Conference Call Information
Novatel Wireless will host a conference call and live webcast for analysts and investors today at 5:00 p.m. ET. To access the conference call:

•	In the United States, call 1-877-317-6789

•	International parties can access the call at 1-412-317-6789
Novatel Wireless will offer a live webcast of the conference call, which will be accessible from the “Investors” section of the Company's website at www.novatelwireless.com. A telephonic replay of the conference call will also be available one hour after the call and will be available until August 14, 2015. To hear the replay, parties in the United States may call 1-877-344-7529 and enter access code 10069904#. International parties may call 1-412-317-0088 and enter the same code.

ABOUT NOVATEL WIRELESS
Novatel Wireless, Inc. (Nasdaq: MIFI) is a leader in the design and development of M2M wireless solutions based on 3G and 4G technologies. The Company delivers Internet of Things (IoT) and Cloud SaaS services to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Mobile Hotspots, USB modems, Expedite® and Enabler embedded modules, Mobile Tracking Solutions and Asset Tracking Solutions. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Novatel Wireless is headquartered in San Diego, California. For more information please visit www.novatelwireless.com. @MIFI
Cautionary Note Regarding Forward-Looking Statements
Some of the information presented in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as "may," "estimate," "anticipate," "believe," "expect," "intend," "plan," "project," "will" and similar words and phrases indicating future results. The information presented in this release related to our outlook for the Company’s third quarter ending September 30, 2015, the anticipated cost savings from our restructuring actions, future demand for our products and the expected impact of acquisition activity, including statements made by Alex Mashinsky, as well as other statements that are not purely statements of historical fact, are forward-looking in nature. These forward-looking statements are made on the basis of management's current expectations, assumptions, estimates and projections and are subject to significant risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The Company therefore cannot guarantee future results, performance or achievements. Actual results could differ materially from the Company's expectations.
Factors that could cause actual results to differ materially from Novatel Wireless' expectations are set forth as risk factors in the Company's SEC reports and filings and include (1) the future demand for wireless broadband access to data, (2) the growth of wireless wide-area networking, (3) changes in commercially adopted wireless transmission standards and technologies including 3G and 4G standards, (4) continued customer and end user acceptance of the Company's current products and market demand for the Company's anticipated new product offerings, (5) increased competition and pricing pressure from current or future wireless market participants, (6) dependence on third party manufacturers in Asia and key component suppliers worldwide, (7) the Company's ability to close its acquisition of DigiCore and integrate FW, DigiCore, and any other businesses, products, technologies, or personnel that we may acquire in the future, (8) unexpected liabilities or expenses, (9) the Company's ability to introduce new products in a timely manner, (10) litigation, regulatory and IP developments related to our products or component parts of our products, (11) dependence on a small number of customers, (12) the effect of changes in accounting standards and in aspects of our critical accounting policies, and (13) the Company's plans and expectations relating to acquisitions, strategic relationships, international expansion, software and hardware developments, personnel matters and cost containment initiatives.
These factors, as well as other factors described in the reports filed by the Company with the SEC (available at www.sec.gov), could cause actual results to differ materially from those expressed in the Company’s forward-looking statements. Novatel Wireless assumes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as otherwise required pursuant to applicable law and our on-going reporting obligations under the Securities Exchange Act of 1934, as amended.
Non-GAAP Financial Measures
Novatel Wireless has provided in this release financial information that has not been prepared in accordance with GAAP. Non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share exclude restructuring charges, accruals related to an all-employee retention bonus plan adopted in 2014 as part of the Company’s turnaround efforts, share-based compensation expenses, amortization of intangibles associated with acquisitions, charges related to estimated contingent earn-out payments related to the acquisition of FW and adjustments to the inventory valuation for FW based on the fair value of finished goods, and professional fees and transactional expenses related to the acquisition of FW and the expected acquisition of DigiCore. Adjusted EBITDA also excludes interest, taxes, depreciation and amortization (unrelated to acquisitions).
Non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These non-GAAP financial measures are not intended to be used in isolation and, moreover, they should not be considered as a substitute for gross margin, operating expenses, net loss, net loss per share, or any other performance measure determined in accordance with GAAP. We present non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share because we consider each to be an important supplemental measure of our performance.
Management uses these non-GAAP financial measures to make operational decisions, evaluate the Company's performance, prepare forecasts and determine compensation. Further, management believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance when planning, forecasting and analyzing future periods. The stock-based compensation expenses are expected to vary depending on the number of new grants issued to both current and new employees, and changes in the Company's stock price, stock market volatility, expected option life and risk-free interest rates, all of which are difficult to estimate. In calculating non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share, management excludes certain non-cash and one-time items in order to facilitate comparability of the Company's operating performance on a period-to-period basis because such expenses are not, in management's review, related to the Company's ongoing operating performance. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocation of resources.
We further believe that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision-making. We believe that the use of non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share also facilitates a comparison of the Company’s underlying operating performance with that of other companies in our industry, which use similar non-GAAP financial measures to supplement their GAAP results.
Calculations of non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share have limitations as an analytical tool, and you should not consider these measures in isolation or as substitutes for GAAP metrics. In the future, we expect to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items in the presentation of our non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Limitations in relying on non-GAAP financial measures include, but are not limited to, the fact that other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative tool.
Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our GAAP financial results.

(C) 2015 Novatel Wireless, Inc. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc.

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Investor Relations Contact:

Michael Sklansky
(858) 431-0792
msklansky@nvtl.com

Source: Novatel Wireless, Inc.

NOVATEL WIRELESS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenues	$54,815	$37,270	$108,309	$85,554
Cost of net revenues	39,492	33,283	80,352	71,499
Gross profit	15,323	3,987	27,957	14,055
Operating costs and expenses:
Research and development	9,690	8,540	20,448	17,158
Sales and marketing	4,231	3,031	8,455	7,026
General and administrative	8,988	4,423	14,352	9,499
Amortization of purchased intangible assets	656	141	823	281
Restructuring charges	—	5,250	(164)	6,416
Total operating costs and expenses	23,565	21,385	43,914	40,380
Operating loss	(8,242)	(17,398)	(15,957)	(26,325)
Other income (expense):
Interest income (expense), net	(838)	20	(912)	35
Other expense, net	(66)	(13)	(83)	(57)
Loss before income taxes	(9,146)	(17,391)	(16,952)	(26,347)
Income tax provision	74	24	94	49
Net loss	$(9,220)	$(17,415)	$(17,046)	$(26,396)

Per share data:
Net loss per share:
Basic and diluted	$(0.17)	$(0.51)	$(0.34)	$(0.77)
Weighted average shares used in computation of net loss per share:
Basic and diluted	53,403	34,320	49,852	34,246

NOVATEL WIRELESS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,913	$17,853
Accounts receivable, net	33,418	24,213
Inventories	39,608	37,803
Prepaid expenses and other	7,958	7,912
Acquisition-related escrow	88,490	—
Total current assets	187,387	87,781
Property and equipment, net	4,340	5,279
Intangible assets, net	21,068	1,493
Goodwill	1,704	—
Other assets	201	467
Total assets	$214,700	$95,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,992	$34,540
Accrued expenses	30,419	23,844
Total current liabilities	57,411	58,384
Long-term liabilities:
Convertible senior notes, net	78,238	—
Revolving credit facility	—	5,158
Other long-term liabilities	15,857	932
Total liabilities	151,506	64,474
Stockholders’ equity:
Common stock	50	46
Additional paid-in capital	491,355	466,665
Accumulated deficit	(428,211)	(411,165)
	63,194	55,546
Treasury stock at cost	—	(25,000)
Total stockholders’ equity	63,194	30,546
Total liabilities and stockholders’ equity	$214,700	$95,020

NOVATEL WIRELESS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net loss	$(9,220)	$(17,415)	$(17,046)	$(26,396)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,732	1,916	2,979	4,041
Provision for bad debts, net of recoveries	(2)	79	(43)	109
Provision for excess and obsolete inventory	93	2,853	299	3,033
Share-based compensation expense	1,183	762	1,973	1,239
Amortization of debt discount and debt issuance costs	469	—	469	—
Non-cash income tax expense	—	6	—	—
Changes in assets and liabilities:
Accounts receivable	279	4,313	(5,832)	14,241
Inventories	6,619	(3,746)	8,068	(1,262)
Prepaid expenses and other assets	(203)	(248)	949	2,170
Accounts payable	(11,315)	3,662	(14,916)	2,487
Accrued expenses, income taxes, and other	(1,682)	3,460	3,920	1,375
Net cash provided by (used in) operating activities	(12,047)	(4,358)	(19,180)	1,037
Cash flows from investing activities:
Acquisition-related escrow	(88,274)	—	(88,274)	—
Acquisition, net of cash acquired	—	—	(9,063)	—
Purchases of property and equipment	(502)	(728)	(613)	(1,241)
Purchases of intangible assets	—	—	(224)	—
Purchases of marketable securities	—	(826)	—	(826)
Marketable securities maturities / sales	—	3,381	—	9,945
Net cash provided by (used in) investing activities	(88,776)	1,827	(98,174)	7,878
Cash flows from financing activities:
Gross proceeds from the issuance of convertible senior notes	120,000	—	120,000	—
Payment of issuance costs related to convertible senior notes	(3,540)	—	(3,540)	—
Proceeds from the exercise of warrant to purchase common stock	—	—	8,644	—
Net repayments on revolving credit facility	(7,158)	—	(5,158)	—
Payoff of acquisition-related assumed liabilities	—	—	(2,633)	—
Principal repayments of short-term debt	—	(298)	—	(2,566)
Proceeds from stock option exercises and ESPP, net of taxes paid on vested restricted stock units	249	(67)	315	(284)
Net cash provided by (used in) financing activities	109,551	(365)	117,628	(2,850)
Effect of exchange rates on cash and cash equivalents	(185)	(6)	(214)	(51)
Net increase (decrease) in cash and cash equivalents	8,543	(2,902)	60	6,014
Cash and cash equivalents, beginning of period	9,370	11,827	17,853	2,911
Cash and cash equivalents, end of period	$17,913	$8,925	$17,913	$8,925

NOVATEL WIRELESS, INC.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30, 2015		Six Months Ended June 30, 2015
	Net Income (Loss)	Income (Loss) Per Share	Net Income (Loss)	Income (Loss) Per Share
GAAP net loss	$(9,220)	$(0.17)	$(17,046)	$(0.34)
Adjustments:
Share-based compensation expense (a)	1,183	0.02	1,973	0.04
Purchased intangibles amortization (b)	656	0.01	823	0.02
Acquisition-related charges (c)	3,351	0.06	4,251	0.08
Retention bonus (d)	(300)	—	5,200	0.10
Restructuring charges (e)	—	—	(164)	—
Non-GAAP net loss	$(4,330)	$(0.08)	$(4,963)	$(0.10)

(a)	Adjustments reflect share-based compensation expense recorded under ASC Topic 718.

(b)	Adjustments reflect amortization of purchased intangibles for acquisitions.

(c)
Adjustments reflect professional fees, including legal, due diligence and other related charges for the FW and pending DigiCore acquisitions and also include fair value adjustments of FW acquired finished goods and contingent earn-out and other acquisition-related expenses.

(d)	Adjustments reflect accruals (reductions) for an all-employee retention bonus plan.

(e)	Adjustments reflect a reduction in restructuring charges.

See "Non-GAAP Financial Measures" for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.
Reconciliation of GAAP Operating Costs and Expenses to Non-GAAP Operating Costs and Expenses
Three Months Ended June 30, 2015
(In thousands)
(Unaudited)

	GAAP	Share-based compensation expense (a)	Purchased intangibles amortization (b)	Retention bonus (c)	Acquisition-related charges and inventory fair value adjustments (d)	Non-GAAP
Cost of net revenues	$39,492	$37	$—	$60	$535	$38,860
Operating costs and expenses:
Research and development	9,690	187	—	(140)	—	9,643
Sales and marketing	4,231	143	—	(160)	—	4,248
General and administrative	8,988	816	—	(60)	2,816	5,416
Amortization of purchased intangibles assets	656	—	656	—	—	—
Total operating costs and expenses	$23,565	1,146	656	(360)	2,816	$19,307
Total		$1,183	$656	$(300)	$3,351

(a)	Adjustments reflect share-based compensation expense recorded under ASC Topic 718.

(b)	Adjustments reflect amortization of purchased intangibles for acquisitions.

(c)	Adjustments reflect accruals (reductions) for an all-employee retention bonus plan.

(d)
Adjustments reflect professional fees, including legal, due diligence and other related charges for the FW and pending DigiCore acquisitions and also include fair value adjustments of FW acquired finished goods and contingent earn-out and other acquisition-related expenses.

See "Non-GAAP Financial Measures" for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.
Reconciliation of GAAP Operating Costs and Expenses to Non-GAAP Operating Costs and Expenses
Six Months Ended June 30, 2015
(In thousands)
(Unaudited)

	GAAP	Share-based compensation expense (a)	Purchased intangibles amortization (b)	Restructuring charges (c)	Retention bonus (d)	Acquisition- related charges and inventory fair value adjustments (e)	Non-GAAP
Cost of net revenues	$80,352	$58	$—	$—	$630	$586	$79,078
Operating costs and expenses:
Research and development	20,448	402	—	—	2,930	—	17,116
Sales and marketing	8,455	183	—	—	770	—	7,502
General and administrative	14,352	1,330	—	—	870	3,665	8,487
Amortization of purchased intangibles assets	823	—	823	—	—	—	—
Restructuring charges	(164)	—	—	(164)	—	—	—
Total operating costs and expenses	$43,914	1,915	823	(164)	4,570	3,665	$33,105
Total		$1,973	$823	$(164)	$5,200	$4,251

(a)	Adjustments reflect share-based compensation expense recorded under ASC Topic 718.

(b)	Adjustments reflect amortization of purchased intangibles for acquisitions.

(c)	Adjustments reflect a reduction in restructuring charges.

(d)	Adjustments reflect accruals for an all-employee retention bonus plan.

(e)
Adjustments reflect professional fees, including legal, due diligence and other related charges for the FW and pending DigiCore acquisitions and also include fair value adjustments of FW acquired finished goods and contingent earn-out and other acquisition-related expenses.

See "Non-GAAP Financial Measures" for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.
Reconciliation of GAAP Loss before Income Taxes to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Loss before income taxes	$(9,146)	$(16,952)
Depreciation and amortization (a)	1,732	2,979
Share-based compensation expense (b)	1,183	1,973
Restructuring charges (c)	—	(164)
Retention bonus (d)	(300)	5,200
Acquisition-related charges (e)	3,351	4,251
Other expense	904	995
Adjusted EBITDA	$(2,276)	$(1,718)

(a)	Adjustments reflect depreciation and amortization charges, including amortization of purchased intangibles for acquisitions.

(b)	Adjustments reflect share-based compensation expense recorded under ASC Topic 718.

(c)	Adjustments reflect a reduction in restructuring charges.

(d)	Adjustments reflect accruals (reductions) for an all-employee retention bonus plan.

(e)
Adjustments reflect professional fees, including legal, due diligence and other related charges for the FW and pending DigiCore acquisitions and also include fair value adjustments of FW acquired finished goods and contingent earn-out and other acquisition-related expenses.

See "Non-GAAP Financial Measures" for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.
Net Revenues by Product Category
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Product Category	2015	2014	2015	2014
Mobile Computing Products	$34,996	$27,497	$79,553	$63,695
M2M Products and Solutions	19,819	9,773	28,756	21,859
Total	$54,815	$37,270	$108,309	$85,554